UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A/A
(Amendment No. 4)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INVESTORS TITLE COMPANY
(Exact name of registrant as specified in its charter)
North Carolina	56-1110199
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
121 North Columbia Street Chapel Hill, North Carolina (Address of principal executive offices)	27514 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Investors Title Company (the “Company”) with the Securities and Exchange Commission (“SEC”) on November 15, 2002, as amended by Amendment No. 1 to Form 8-A filed with the SEC on August 12, 2010, Amendment No. 2 to Form 8-A filed with the SEC on August 24, 2012, and as amended by Amendment No. 3 to Form 8-A filed with the SEC on November 2, 2012 (as amended, the “Registration Statement”). The Registration Statement is hereby incorporated by reference herein. The response to Item 1 of the Registration Statement is hereby amended to add the following paragraph:

On September 30, 2022, the Company entered into an Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”) with Broadridge Corporate Issuer Solutions, Inc., as rights agent (the “Rights Agent”). The Amended and Restated Rights Agreement amends and restates the Rights Agreement, dated as of November 12, 2002, between the Company and the Rights Agent, as amended and restated on August 9, 2010, amended on August 22, 2010, and amended and restated on October 31, 2012. The purpose of the Amended and Restated Rights Agreement is, among other things, to (1) extend the Final Expiration Date of the rights from October 31, 2022 to September 30, 2032, (2) increase the Purchase Price from $220 for each one one-hundredth of a Preferred Share to $525 for each one one-hundredth of a Preferred Share, (3) provide certain changes to Section 1(b) of the Amended and Restated Rights Agreement, including the addition of a defined term “Acting in Concert” (as defined in the Amended and Restated Rights Agreement), which, subject to exception, adds Persons (as defined in the Amended and Restated Rights Agreement) who knowingly act in concert or toward a common goal relating to changing or influencing control of the Company or in connection with or as a participant in any transaction having that purpose or effect to the definition of “Beneficial Owner” (and related definitions, as defined in the Amended and Restated Rights Agreement), where certain demonstrable facts are present, and (4) make certain other technical and conforming changes that the Company determined were necessary or desirable.

The foregoing summary of the revisions reflected in the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, which is filed hereto as Exhibit 4.1 and is incorporated herein by reference.

All capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Amended and Restated Rights Agreement.

Item 2.	Exhibits.

Exhibit No	Description
4.1
Amended and Restated Rights Agreement, dated September 30, 2022, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 3, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INVESTORS TITLE COMPANY
Date: October 3, 2022	By:	/s/ James A. Fine, Jr.
Name: James A. Fine, Jr.
Title: President, Principal Financial Officer and Principal Accounting Officer